Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Executive Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Managing Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2021 THIRD QUARTER RESULTS

•	EPS of $1.07 for FY 2021 Third Quarter

•	Declares Special Cash Dividend of $1.00 per Share

•	Declares Regular Cash Dividend of $0.25 per Share

EL SEGUNDO, Calif., November 2, 2021 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company,” “we,” “our,” “us,” “Big 5”), a leading sporting goods retailer, today reported financial results for the fiscal 2021 third quarter ended October 3, 2021.

Net sales for the fiscal 2021 third quarter were $289.6 million compared to net sales of $305.0 million for the third quarter of fiscal 2020. The decrease in net sales primarily reflects the unfavorable impact from a calendar shift related to the Company’s 53-week fiscal year in 2020 that resulted in pre-Fourth of July holiday sales moving from the third quarter in fiscal 2020 to the second quarter in fiscal 2021. This calendar shift does not impact the Company’s same store sales calculation, which is measured on a comparable-week basis. Same store sales for the third quarter of fiscal 2021 decreased 0.7% compared to the prior year period and increased 13.2% compared to the third quarter of 2019.

Gross profit for the fiscal 2021 third quarter was $108.0 million, which compares to $110.0 million in the third quarter of the prior year. The Company’s gross profit margin was 37.3% in the fiscal 2021 third quarter versus 36.1% in the third quarter of the prior year. The increase in gross profit margin largely reflects a 152-basis point increase in merchandise margins, partially offset by higher store occupancy expense as a percentage of net sales compared with the prior year.

Selling and administrative expense as a percentage of net sales was 25.9% in the fiscal 2021 third quarter versus 23.4% in the fiscal 2020 third quarter. Overall selling and administrative expense for the quarter increased by $3.8 million from the prior year primarily due to increased store-related costs, such as labor, benefits, and facility costs, versus the prior year period, which included reduced operating hours due to COVID-19. The Company’s advertising expense also increased in the 2021 third quarter compared to the prior year period, but remained substantially below pre-pandemic levels.

Net income for the third quarter of fiscal 2021 was $24.1 million, or $1.07 per diluted share. This compares to net income of $28.4 million, or $1.31 per diluted share, in the third quarter of fiscal 2020, which at the time was the highest earnings of any quarter in the Company’s history. Earnings per diluted share for the third quarter of fiscal 2021, compared to the prior year, reflects an approximate $0.20 unfavorable impact from the Company’s fiscal calendar shift as discussed above. For comparison purposes, for the third quarter of fiscal 2019, net income was $6.4 million, or $0.30 per diluted share.

For the 39-week period ended October 3, 2021, net sales were $888.5 million compared to net sales of $750.6 million in the first 39 weeks of last year. Same store sales increased 18.9% in the first 39 weeks of 2021 versus the comparable period last year. Net income for the first 39 weeks of fiscal 2021 was $82.5 million, or $3.66 per diluted share, including a previously reported net benefit of $0.06 per diluted share. This compares to net income for the first 39 weeks of fiscal 2020 of $34.9 million, or $1.63 per diluted share, including a previously reported net benefit of $0.13 per diluted share.

Adjusted EBITDA was $37.3 million for the third quarter of fiscal 2021 and $120.5 million for the 39-week period ended October 3, 2021. EBITDA and Adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below for more details and a reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most comparable GAAP measure, net income.

Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer, said, “We are pleased to report another strong quarter of sales and earnings. Despite a significant impact from the California wildfires, same store sales largely kept pace with last year’s peak pandemic-related sales surge, while comping very positively against 2019. While earnings were slightly down on a year-over-year basis primarily due to fiscal calendar shifts, sales were strong across our product mix, especially compared to pre-pandemic levels. We were particularly excited to see a resurgence in our team sports business as leagues and schools throughout our markets returned to more normal activities.”

Mr. Miller continued, “As we continue to manage through the widespread supply chain disruptions and labor challenges impacting the retail industry, we feel well positioned to produce fourth quarter results that significantly exceed pre-pandemic levels. In the fourth quarter to date, we are continuing to see strength across a broad array of categories. That said, October is historically a low volume month and the key to the quarter is the holiday period, which is always heavily influenced by winter weather and the overall retail consumer environment and this year will also be influenced by supply chain challenges.”

Balance Sheet

The Company ended the fiscal 2021 third quarter with zero borrowings under its credit facility and with cash and cash equivalents of $114.0 million. In the 2021 year-to-date fiscal period through the end of the third quarter, the Company improved its cash position by $49.4 million, while returning to shareholders $36.8 million in value through a combination of regular and special cash dividends, as well as open-market stock repurchases. In the fiscal 2021 third quarter, the Company repurchased 100,498 shares of its common stock.

Quarterly Cash Dividend and Special Cash Dividend

In light of the continued strength of the Company’s business, cash flow generation and improved balance sheet, the Company’s Board of Directors has declared a special cash dividend of $1.00 per share of outstanding common stock, which will be paid on December 1, 2021, to stockholders of record as of November 17, 2021.

The Board of Directors also declared a quarterly cash dividend of $0.25 per share, which will be paid on December 15, 2021, to stockholders of record as of December 1, 2021.

Fourth Quarter Guidance

For the 13-week fiscal 2021 fourth quarter, the Company expects same store sales to be in the range of negative low-single digits to positive low-single digits with earnings per diluted share in the range of $0.55 to $0.70. This compares to a same store sales increase of 10.5% and earnings per diluted share of $0.95 in the 14-week fourth quarter of fiscal 2020, which included a previously reported net benefit of $0.12 per diluted share. The mid-point of the Company’s guidance range reflects an expected same-store sales increase of approximately 10% versus the fiscal 2019 fourth quarter. The Company’s sales and earnings guidance for the fiscal 2021 fourth quarter assumes that any new conditions relating to the COVID-19 pandemic, including any regulations that may be issued in response to the pandemic, will not materially impact the Company’s operations during the period.

Store Openings

During the third quarter, the Company opened one new store and closed two stores. The Company currently has 430 stores in operation, which includes one new store opening in the fourth quarter to date. Over the remainder of the fourth quarter, the Company expects to open approximately three additional stores, including the relocation of two stores that the Company expects to close during the quarter. For the fiscal 2021 full year, the Company anticipates opening approximately five stores and closing four stores, including two relocations, which would result in a year-end store count of 431 stores.

Conference Call Information

The Company will host a conference call and audio webcast today, November 2, 2021, at 2:00 p.m. Pacific (5:00 p.m. Eastern), to discuss financial results for the third quarter of fiscal 2021. To access the conference call, participants in North America may dial (877) 407-9039 and international participants may dial (201) 689-8470. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephonic replay will be available through November 9, 2021 by calling (844) 512-2921 to access the playback; the passcode is 13724491.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 429 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended October 3, 2021. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, home recreation, tennis, golf, and winter and summer recreation.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the economic impacts of COVID-19, including any potential variants, on Big 5’s business operations, including as a result of regulations that may be issued in response to COVID-19, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, a reduction or loss of product from a key supplier, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, public health issues (including those caused by COVID-19 or any potential variants), impacts from civil unrest or widespread vandalism, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s historically leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

Non-GAAP Financial Measures

In addition to reporting our financial results in accordance with generally accepted accounting principles (“GAAP”), we are providing non-GAAP earnings before interest, income tax expense, depreciation and amortization (“EBITDA”) and any other adjustments (“Adjusted EBITDA”). EBITDA and Adjusted EBITDA are not prepared in accordance with GAAP and exclude certain items presented below. We use EBITDA and Adjusted EBITDA internally for forecasting purposes and as factors to evaluate our operating performance. We believe that Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of core operating results and business outlook. While we believe that EBITDA and Adjusted EBITDA can be useful to investors in evaluating our period-to-period operating results, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, our definition or calculation of these non-GAAP measures may differ from similarly titled measures used by other companies, limiting the usefulness of this financial measure for comparison to other companies. We believe the GAAP measure that is most comparable to non-GAAP EBITDA and Adjusted EBITDA is net income, and a reconciliation of our non-GAAP EBITDA and Adjusted EBITDA to GAAP net income is provided below.

	13 weeks ended October 3, 2021	39 weeks ended October 3, 2021
	(In thousands)
GAAP net income (as reported)	$24,131	$82,480
+ Interest (as reported)	175	701
+ Income tax expense (as reported)	8,524	25,942
+ Depreciation and amortization (as reported)	4,473	13,121

EBITDA	$37,303	$122,244

- Elimination of liability for an employment agreement	—	(995)
- Gain on recovery of insurance settlement related to civil unrest	—	(709)

Adjusted EBITDA	$37,303	$120,540

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	October 3, 2021	January 3, 2021
ASSETS
Current assets:
Cash and cash equivalents	$114,006	$64,654
Accounts receivable, net of allowances of $92 and $58, respectively	10,249	19,879
Merchandise inventories, net	255,245	251,180
Prepaid expenses	11,134	11,684

Total current assets	390,634	347,397

Operating lease right-of-use assets, net	277,180	278,607
Property and equipment, net	59,441	57,245
Deferred income taxes	14,212	13,831
Other assets, net of accumulated amortization of $796 and $2,407, respectively	3,886	2,914

Total assets	$745,353	$699,994

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$81,965	$80,882
Accrued expenses	78,528	82,877
Current portion of operating lease liabilities	76,113	73,737
Current portion of finance lease liabilities	3,379	2,089

Total current liabilities	239,985	239,585

Operating lease liabilities, less current portion	212,465	217,788
Finance lease liabilities, less current portion	6,391	2,504
Other long-term liabilities	6,749	7,479

Total liabilities	465,590	467,356

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 26,061,483 and 25,580,541 shares, respectively; outstanding 22,310,772 and 21,930,328 shares, respectively	260	255
Additional paid-in capital	124,000	121,837
Retained earnings	200,296	153,073
Less: Treasury stock, at cost; 3,750,711 and 3,650,213 shares, respectively	(44,793)	(42,527)

Total stockholders’ equity	279,763	232,638

Total liabilities and stockholders’ equity	$745,353	$699,994

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020
Net sales	$289,637	$304,959	$888,463	$750,630
Cost of sales	181,660	194,924	555,670	503,847

Gross profit	107,977	110,035	332,793	246,783
Selling and administrative expense	75,147	71,337	223,670	201,040
Other income	—	—	—	(2,500)

Operating income	32,830	38,698	109,123	48,243
Interest expense	175	199	701	1,683

Income before income taxes	32,655	38,499	108,422	46,560
Income tax expense	8,524	10,106	25,942	11,642

Net income	$24,131	$28,393	$82,480	$34,918

Earnings per share:
Basic	$1.11	$1.33	$3.81	$1.64

Diluted	$1.07	$1.31	$3.66	$1.63

Weighted-average shares of common stock outstanding:
Basic	21,798	21,310	21,654	21,237

Diluted	22,534	21,725	22,525	21,464